UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2025.

T-REX Acquisition Corp.
(Exact name of Registrant as specified in its charter)

Nevada	000-56528	26-1754034
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

151 N. Nob Hill Road Suite 402 Plantation, FL	33324
(Address of principal executive offices)	(Zip Code)

(954) 960-7100

Registrant’s telephone number, including area code

__________________________________________

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Ace (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act of (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

T-REX Acquisition Corp. is referred to herein as “we”, “our”, “us” or the “Company.”

Item 8.01 Other Events

On March 6, 2025, the Company , a growth stage, multi-tiered, vertically integrated crypto-mining business, through its wholly owned subsidiary,  Megalodon Mining and Electric LLC, a Florida Limited Liability Company (“Megalodon”) completed the acquisition of substantially all the assets of Peak Digital Solutions LLC, a Delaware Limited Liability Company “Peak Digital’) for the purchase price of $500,000. Pursuant to the purchase agreement terms, we remitted an initial payment of approximately $33,000 in November 2024 and a second payment of approximately $207,000 on March 6, 2025. The final ballon payment of approximately $260,000 is due to Peak Digital 90 days from the date of the Closing of March 6, 2025. The $260,000 note is secured by a recorded Deed of Trust.

Our Chief Executive Officer, Frank Horkey, provided the financing for the Megalodon acquisition and for working capital purposes through 3 promissory notes between the Company (as the Borrower) and Frank Horkey (as the Lender), as follows: 1) a sixty day promissory note dated February 3, 2025 in the amount of $70,000 for working capital, accruing interest at a rate of 6% per annum; 2) a sixty day promissory note dated March 6, 2025 in the amount of $35,000 for working capital , accruing interest at a rated of 6% per annum; and 3) a 12 month promissory note for $207,000 for the Peak Digital acquisition accruing interest at a rated of 12% per annum. The 12-month note is secured by a recorded Deed of Trust.

ITEM 9.01. EXHIBITS

Exhibit No.	Description
99.1	March 7, 2025, Press release
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-REX ACQUISITION CORP.

Date: March 7, 2025	By:	/s/ Frank Horkey
	Name:	Frank Horkey
President

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